UNITED STATES

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Piedmont Lithium Inc.

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On August 4, 2025, Keith D. Phillips, President and Chief Executive Officer of Piedmont Lithium Inc. (the “Company”), participated in a conversation with Tylah Tully of Stockhead Australia regarding efforts to solicit additional votes from the Company’s shareholders in support of its proposed merger with Sayona Mining Limited.  The following is a transcript from the video interview:

Stockhead Australia, Tylah Tully – Keith D. Phillips Interview Transcript (August 4, 2025)

Tylah Tully: Hello, I’m Tylah Tully, joined today by Keith Phillips, President and CEO of Piedmont Lithium.  Keith, Piedmont Lithium is currently seeking to expedite approval for a merger with the Australian lithium company Sayona Mining.  What can you tell us about the situation you found yourself in?

Keith D. Phillips: Thanks for having me, Tyler.  The merger with Sayona Mining was announced in November. They serve as our joint venture partner in the North American Lithium project located in Quebec.  We’re planning a merger of equals, with each group’s shareholders owning 50% of the merged company.   Progress on this matter has continued for several months. Both of us attended shareholder meetings last week. Sayona Mining received merger approval, which is great. We had our shareholder meeting and we had 98% of the shares voted in favor of the merger.  But as a US company, we have an interesting requirement.  We need to get 50.1% of shares outstanding to approve a merger.  It’s an American convention.  That’s not required in Australia, but it is required of us.  So we only had 41% of our shares voted.  They were almost all voted in favor, but we’re in a position now where we need more votes.  So we’ve adjourned our meeting until next Monday, August 11th, and we hope to get quorum by that time.

Tylah Tully: So how many Australian shareholders do you have?

Keith D. Phillips: Well, it’s interesting, we have 25% of our stock is in CDI form, owned by principally Australians.  And of that group, we had a really low turnout in the last vote, about 6 or 7% of the 25% voted.  That was, they were universally in favor, or just about universally in favor, but it was disappointing from a numbers perspective, and we really need more.
We’ve extended the voting deadline for Australians until this Thursday morning at 7:00 am and we’re really hoping and working hard.  I was in conversations last night with several shareholders and again people are generally very positive on the idea of the merger. I think there’s a concept of sort of retail apathy around shareholder meetings which in this case we just can’t really have. We need to get people to vote so we’re really urging people to get out to vote.

Tylah Tully: And what are the benefits of this merger?

Keith D. Phillips: Well, it takes two companies and combines them and makes us kind of bigger, stronger, simpler.  We share an asset in Quebec called North American Lithium which is producing, it’s the biggest Lithium producer in all of North America currently. We each have our own growth projects.  We have a project in North Carolina, the Carolina Lithium project.  We’re earning a 50% interest in a wonderful project in Ghana with Atlantic Lithium. Sayana has their world-class Moblan development project.

We’re in an environment where creating a bigger, stronger company to kind of fund that development is really important.  And we sort of decided and looked over the last several quarters really ultimately leading up to an announcement last November to bring the two companies together.  They’ll be stronger, bigger, better capitalized. We think it’ll have more appeal to investors both in Australia and the United States.

Tylah Tully: And what happens if Piedmont shareholders don’t exercise their right to vote?

Keith D. Phillips: Well, listen, at some point, if we don’t get 50.1% of shares outstanding to vote in favor of the merger, the merger will not happen.  We can’t consummate the merger without that.  If we don’t get it by this coming Monday, we would extend again. That’s very much second choice. We’re really focused and working hard to get votes in now and in advance of the next weekend. So again, for Australians, the voting deadline is Thursday morning, 7:00 am Eastern time in Australia, so effectively Wednesday night.  So we’re really urging people to vote as soon as they can.

Tylah Tully: Sorry, final question. What do Piedmont’s Australian shareholders need to do?

Keith D. Phillips: Well, every shareholder would have received a proxy statement that contains information on how to vote. If there’s any questions, they can certainly reach out to anyone at our company or the folks at Sodali, S-O-D-A-L-I, our proxy solicitor in Australia, who are manning the phones 24/7 and able to process votes when people call in.

Tylah Tully: Keith, it’s been a pleasure.  Thanks for your time today.